                           OFFER TO PURCHASE FOR CASH
                                       BY
                        SUN INTERNATIONAL HOTELS LIMITED
                                   FOR UP TO
                           5,000,000 ORDINARY SHARES
                                       AT
                              $24.00 NET PER SHARE

--------------------------------------------------------------------------------

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
                 NEW YORK CITY TIME, ON TUESDAY, JULY 25, 2000,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

Sun International Hotels Limited, an international business corporation organized and existing under the laws of the Commonwealth of The Bahamas (the "Company"), is offering to purchase up to 5,000,000 ordinary shares, par value $0.001 per ordinary share (the "Shares"), at a price of $24 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the "Offer"), including the proration provisions described herein. As part of the Offer, the Company is permitting tenders of Shares ("Option Shares") in the Offer in connection with the conditional exercise of vested options having exercise prices below $24.00 under the Company's stock option plans. The Company will pay to the holders of such options $24.00 less the per Option Share exercise price and applicable tax withholding amount, for each Option Share purchased in the Offer. The Company reserves the right, in its sole discretion but subject to any applicable legal requirements, to purchase more than 5,000,000 Shares pursuant to the Offer but does not currently intend to do so.

    This Offer is not conditioned upon any minimum number of Shares being tendered. This Offer is subject to certain conditions. See "Section 11. Certain Conditions to the Offer".

    The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "SIH". On June 15, 2000, the last full trading day before the announcement of the terms of the Offer, the reported closing sales price of the shares on the NYSE composite tape was $19 5/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE SUCH STOCKHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

    Sun International Investments Limited ("SIIL") and its stockholders (the "SIIL Stockholders") who together, directly or indirectly, own approximately 54% of the Shares have advised the Company that they do not intend to tender any Shares they own pursuant to the Offer. Solomon Kerzner, Chairman and Chief Executive Officer of the Company and Chairman of SIIL, has advised the Company that he does not intend to tender any Shares or Option Shares pursuant to the Offer. The Company has been advised that certain other officers and directors, including those affiliated with SIIL, may tender Shares and/or Option Shares pursuant to the Offer.

                            ------------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

BEAR, STEARNS & CO. INC.                               DEUTSCHE BANC ALEX. BROWN

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Bank of New York (the "Depository") and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "Section 3. Procedures for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee (each of the foregoing, a "Custodian") to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a Custodian must contact such Custodian to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this offer to purchase on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in "Section 3. Procedures for Tendering Shares".

    Holders of exercisable options who wish to participate in the Offer by conditionally tendering the Option Shares should also follow the instructions and procedures set forth in the Option Election Form and Related Instructions provided to them. These documents are also part of the terms of the Offer.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to D.F. King & Co., Inc. (the "Information Agent") or Bear, Stearns & Co. Inc. or Deutsche Bank Securities Inc. (together, the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact their Custodian for assistance concerning the Offer.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

    THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") HAS NOT APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

SUMMARY............................................................      2

INTRODUCTION.......................................................      6

THE OFFER..........................................................      8
  1.   Terms of the Offer; Expiration Date.........................      8
  2.   Acceptance for Payment and Payment for Shares...............      9
  3.   Procedures for Tendering Shares.............................     10
  4.   Withdrawal Rights...........................................     13
  5.   Certain U.S. Federal Income Tax Consequences................     14
  6.   Price Range of Shares.......................................     17
  7.   Certain Information Concerning the Company..................     17
  8.   Source and Amount of Funds..................................     25
       Background of the Offer; Purpose of the Offer; Certain
  9.   Effects of the Offer........................................     25
  10.  Fees and Expenses...........................................     28
  11.  Certain Conditions to the Offer.............................     29
  12.  Extension of the Offer; Termination; Amendments.............     30
  13.  Certain Legal Matters.......................................     31
       Interest of Directors and Officers; Transactions and
  14.  Arrangements Concerning Shares..............................     32
  15.  Miscellaneous...............................................     32

                                    SUMMARY

    Sun International Hotels Limited, an international business corporation organized and existing under the laws of the Commonwealth of The Bahamas, is offering to purchase up to 5,000,000 of its ordinary shares for $24 per share, net to you in cash. The following are some of the questions that you, as a stockholder of Sun International Hotels Limited, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Sun International Hotels Limited. See "Section 7. Certain Information Concerning the Company".

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    We are offering to pay $24.00 per share, net to you in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses to the dealer managers, the information agent or the depositary. If you own your shares through a custodian, and your custodian tenders your shares on your behalf, your custodian may charge you a fee for doing so. You should consult your custodian to determine whether any charges will apply. See "INTRODUCTION" and "Section 3. Procedures for Tendering Shares".

    Stockholders whose shares are purchased in the offer will be paid the offer price, $24.00 per share in cash, as soon as practicable after the expiration of the offer. Under no circumstances will we pay interest on the offer price, including but not limited to, by reason of any delay in making payment. See "Section 1. Terms of the Offer; Expiration Date" for a more detailed discussion of the Offer Price.

    Holders of exercisable options with an exercise price of less than $24.00 granted under our stock option plans will be permitted to tender in connection with the conditional "cashless" exercises of such options and receive the difference between $24.00 and the per option share exercise price, less applicable withholding taxes, for each option share purchased by us.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes, we plan to obtain all funds necessary for the offer from our existing bank facilities and internally generated funds. The offer is not conditioned upon any financing arrangements. See "Section 8. Source and Amount of Funds".

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have until 5:00 p.m., New York City time, on Tuesday, July 25, 2000 or any later date to which we may extend the offer, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See "Section 3. Procedures for Tendering Shares".

CAN THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

    We can extend or amend the offer in our sole discretion. If we extend the offer, we will delay the acceptance of any shares that have been tendered. See "Section 12. Extension of the Offer; Termination; Amendments" for a more detailed discussion of the extension and amendment of the Offer.

    We can terminate the offer under certain circumstances. See "Section 11. Certain Conditions to the Offer".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform the Bank of New York (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See "Section 1. Terms of the Offer; Expiration Date" and "Section 12 Extension of the Offer; Termination; Amendments" for a more detailed discussion of the notification procedure.

ARE THERE ANY CONDITIONS TO THE OFFER?

    The offer is not subject to a condition that a minimum number of shares are tendered.

    However, we are not required to accept for payment, purchase or pay for any shares tendered if certain events occur (or have been determined by us to have occurred). The most significant of these are:

    - Any legal proceeding relating to the offer or which otherwise is reasonably likely to have a material adverse effect on us is threatened or pending.

    - Certain disruptions or declines affecting United States or Bahamian securities, banking or financial markets or institutions shall have occurred.

    - Any tender or exchange offer with respect to the shares (other than the offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity.

    - Any change shall occur or be threatened in our and our subsidiaries' (taken as a whole) business, condition (financial or otherwise), income, operations or prospects, which, in our sole and reasonable judgment, is or may be materially adverse to us or affects the anticipated benefits to us of acquiring shares pursuant to the offer.

    - (i) Anyone (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission prior to June 23, 2000); (ii) any new group shall have been formed which beneficially owns more than 5% of the outstanding shares; or (iii) anyone shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.

    - There shall be a reasonable likelihood that the purchase of shares pursuant to the offer will cause either the shares (i) to be held of record by less than 400 persons; or (ii) to not continue to be eligible to be listed on the NYSE.

    See "Section 11. Certain Conditions to the Offer" for more complete descriptions of the foregoing conditions as well as other conditions to the offer.

HOW DO I TENDER MY SHARES?

    To tender your shares, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal, to the depositary, not later than the time the offer expires. If your shares are held in street name (that is, through a custodian), you should instruct your custodian to tender the shares on your behalf through The Depository Trust Company. Under some conditions, you may need to obtain a signature guarantee or provide other documentation. Holders of exercisable options who wish to tender option shares should also follow the instructions in the Option Election Form and Related Instructions.

    If you are unable to deliver an item that is required to the depositary by the expiration of the offer, you may get three extra NYSE trading days to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three NYSE trading days. However, the depositary must receive the missing items within that three-day trading period. "See Section 3. Procedures for Tendering Shares".

WILL TENDERED SHARES BE PRORATED?

    We will purchase shares from all stockholders who properly tender shares, on a pro rata basis. Proration will apply even if you hold under 100 shares. Consequently, we may purchase fewer than all of the shares that you tender in the offer. See "Section 1. Terms of the Offer; Expiration Date".

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw previously tendered shares at any time until 5:00 P.M., New York City time, on Tuesday, July 25, 2000, and, if we have not agreed to accept your shares for payment by 12:00 midnight, Monday, August 21, 2000, you can withdraw them at any time after such time until we do accept your shares for payment. See "Section 4. Withdrawal Rights".

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See "Section 4. Withdrawal Rights".

DO THE COMPANY'S INSIDERS OR AFFILIATES HAVE ANY MATERIAL INTEREST IN THE
  TRANSACTION?

    Sun International Investments Limited and its stockholders who together own approximately 53% of the shares have advised us that they do not intend to tender any shares they own pursuant to the offer.

    Solomon Kerzner, our Chairman and Chief Executive Officer, and the Chairman of the Board of Directors of Sun International Investments Limited has informed us that he does not intend to tender into the offer any of the shares or option shares that he owns. Our other officers and directors have informed us that they have yet to determine whether they will tender any shares and/or option shares.

HOW DOES THE OFFER RELATE TO THE EARLIER PROPOSAL FOR US TO GO PRIVATE?

    On January 19, 2000, Sun International Investments Limited proposed to acquire all the outstanding shares not already owned by Sun International Investments Limited or its stockholders for $24 per share in cash. That proposal was withdrawn on June 15, 2000, because Sun International Investments Limited could not negotiate a transaction acceptable to it and a special committee of our independent directors formed to review and negotiate the proposal.

    The offer is not a step in Sun International Hotels Limited becoming private. Unlike the transaction proposed by Sun International Investments Limited, no stockholder will be compelled to participate in the offer. See "Section 9. Background of the Offer; Purpose of the Offer; Certain Effects of the Offer."

FOLLOWING THE OFFER, WILL SUN INTERNATIONAL HOTELS LIMITED CONTINUE AS A PUBLIC
  COMPANY?

    Yes, the offer will not cause Sun International Hotels Limited to be delisted on the NYSE or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. See
"Section 11. Certain Conditions to the Offer" and "Section 9. Background of the Offer; Purpose of the Offer; Certain Effects of the Offer".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    Stockholders who do not tender pursuant to the offer will increase their percentage ownership interest in us and increase their percentage interest in our future earnings. Our purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. It is not possible to predict the number of remaining stockholders of record, assuming the maximum number of shares are tendered without being subject to proration, as that depends on the number of shares tendered by each tendering stockholder. It is a condition of our obligation to purchase shares pursuant to the offer that there shall not be a reasonable likelihood that such purchase will cause either the shares (i) to be held of record by less than 400 persons; or (ii) to not continue to be eligible to be listed on the NYSE. See "Section 9. Background of the Offer; Purpose of the Offer; Certain Effects of the Offer".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    As of June 23, 2000, the closing price per share of our ordinary shares, as reported on the NYSE was $19 3/8. See "Section 6. Price Range of Shares".

DO YOU RECOMMEND THAT I TENDER IN THE OFFER?

    Our Board of Directors is not making any recommendation whether stockholders should tender. Each stockholder should make his or her own decision whether to tender shares and, if so, how many shares to tender.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call D. F. King & Co., Inc., the Information Agent, at
(212) 269-5550 (banks and brokers call collect) or (800) 714-3312 (all others call toll free) or Bear, Stearns & Co. Inc., a Dealer Manager, at (212) (877) 439-0508 (call toll free) or Deutsche Bank Securities Inc., a Dealer Manager, at
(212) 250-8321 (call collect). See the back cover of this Offer to Purchase.

To the Holders of Ordinary Shares
of Sun International Hotels Limited:

                                  INTRODUCTION

    Sun International Hotels Limited, hereby offers to purchase up to 5,000,000 of its outstanding ordinary shares, par value $0.001 per share, at $24 per Share, net to the seller in cash, or, in the case of Option Shares, $24 per Share less the per Share exercise price and the applicable tax withholding amount, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The Company reserves the right, in its sole discretion but subject to any applicable legal requirements, to purchase more than 5,000,000 Shares pursuant to the Offer but does not currently intend to do so.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "SECTION 11. CERTAIN CONDITIONS TO THE OFFER".

    The Board of Directors of the Company (the "Board of Directors") approved the Offer following withdrawal of a proposal by SIIL to acquire all the Shares not already owned by SIIL and the SIIL Stockholders for $24 per Share in cash (the "SIIL Proposal"). The SIIL Proposal was withdrawn because a special committee of independent directors (the "Special Committee") indicated that an increase in the per Share price proposed by SIIL would be necessary, which increase was unacceptable to SIIL. As of June 15, 2000, SIIL and the SIIL Stockholders, directly or indirectly, owned 17,872,383 shares, or approximately 54%, of the outstanding Shares.

    The Company is making the Offer because the management of the Company believes that the Company's financial resources will not be used to finance the SIIL Proposal, that the Company's financial position, outlook and current market conditions along with the lack of more attractive alternative uses of the Company's capital make this an appropriate time for the Company to repurchase a substantial portion of the outstanding Shares. The Offer gives the Company's stockholders an opportunity to sell their Shares at the Offer Price which is greater than the prevailing market price of the Shares and without the usual costs associated with a market sale.

    EACH STOCKHOLDER MUST MAKE SUCH STOCKHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. BECAUSE THE BOARD OF DIRECTORS BELIEVES THAT THE ATTRACTIVENESS OF THE OFFER FOR EACH INDIVIDUAL STOCKHOLDER WILL DEPEND UPON THAT STOCKHOLDER'S OWN INVESTMENT PROFILE AND OBJECTIVES AND OTHER CIRCUMSTANCES, NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER.

    Each of SIIL and the SIIL Stockholders has informed the Company that it will not tender any Shares it owns pursuant to the Offer. Mr. Solomon Kerzner, the Chairman and Chief Executive Officer of the Company and the Chairman of the Board of Directors of SIIL has informed the Company that he does not intend to tender into the Offer any of the Shares or Option Shares that he owns. The other officers and directors of the Company have informed the Company that they have yet to determine whether they will tender Shares and/or Option Shares pursuant to the Offer.

    As of June 15, 2000, there were 32,682,350 Shares issued and outstanding. The 5,000,000 Shares which the Company is offering to purchase in the Offer represent approximately 15.3% of the Shares outstanding as of June 15, 2000 and approximately 14.7% of the sum of the Shares then outstanding and all Option Shares with an exercise price of $24 or less as of such date.

    Neither the Company nor the Board of Directors makes any recommendation to any holder of awards, options or rights to convert as to whether to exercise any or all such options, warrants or rights or to tender any or all Shares or Option Shares.

    If before the Expiration Date (as defined in Section 1), more than 5,000,000 Shares, or such greater number of Shares as the Company may decide to purchase are validly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase, on a pro rata basis, from all Shares validly tendered and not withdrawn. See "Section 1. Terms of the Offer; Expiration Date". All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense. Tendering stockholders should not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all reasonable charges and expenses incurred by Bear, Stearns & Co. Inc. and Deutsche Bank Securities Inc. which have been appointed as the Dealer Managers, the Bank of New York, which has been appointed as the Depositary and D. F. King &
Co., Inc., which has been appointed the Information Agent for the Offer. See "Section 10. Fees and Expenses". Any tendering stockholder who fails to complete and sign the substitute Form W-9 that is included in the Letter of Transmittal may be subject to United States Federal Income Tax backup withholding equal to 31% of the gross proceeds payable to such stockholders pursuant to the Offer. See "Section 5. Certain U.S. Federal Income Tax Consequences".

    The Shares are listed and traded on the NYSE under the symbol "SIH". On
June 15, 2000, the last full trading day before the announcement of the terms of the Offer, the reported closing sales price on the NYSE composite tape was $19 5/8 per Share. On June 23, 2000, the last full trading day before commencement of the Offer, the reported closing sales price on the NYSE composite tape was $19 3/8 per Share. See "Section 6. Price Range of Shares". STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                   THE OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will pay for, up to 5,000,000 Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "Section 4. Withdrawal Rights". The term "Expiration Date" means 5:00 P.M., New York City time, on Tuesday, July 25, 2000, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

    If the Offer is oversubscribed, Shares tendered before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

    The Company reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See "Section 12. Extension of the Offer; Termination; Amendments". There can be no assurance, however, that the Company will exercise its right to extend the Offer.

    The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See "Section 11. Certain Conditions to the Offer".

    All Shares purchased pursuant to the Offer will be purchased at the Offer Price, net to the seller, in cash. If (a) the Company (i) increases or decreases the price to be paid for Shares or the Dealer Manager's solicitation fee,
(ii) increases the number of Shares being sought and any such increase exceeds 2% of the outstanding Shares, or (iii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in "Section 12. Extension of the Offer; Termination; Amendment", the Offer will be extended until the expiration of such ten business day period. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable (which, in the event of proration, is expected to be approximately five NYSE trading days) following the Expiration Date.

    Holders of exercisable options granted under the Company's stock option plans having exercise prices below $24.00 per Share will be permitted to tender in connection with conditional "cashless" exercises of such options and will receive for each Option Share sold in the Offer the difference between $24.00 and the exercise price per Option Share less any applicable withholding taxes.

    If the number of Shares validly tendered and not withdrawn before the Expiration Date is less than or equal to 5,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company, upon the terms and subject to the conditions of the Offer, will purchase at the Offer Price all Shares so tendered and not withdrawn.

    If the number of Shares validly tendered and not withdrawn before the Expiration Date is greater than 5,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company, upon the terms and subject to the conditions of the Offer, will accept for purchase all Shares validly tendered and not withdrawn before the Expiration Date on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional Shares). Holders of fewer than 100 Shares will be prorated together with all other tendering stockholders.

    In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each person tendering Shares shall be based on the ratio of the number of Shares tendered by such person to the total number of Shares tendered in the Offer. Although the Company does not expect that it will be able to announce the final proration factor until approximately five NYSE trading days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their Custodian.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to Custodians whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. Subject to applicable rules of the SEC, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "Section 3. Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal, except that holders of exercisable options should not complete the Letter of Transmittal, but shall instead follow the instructions and procedures set forth in the Option Election Form and Related Instructions.

    For purposes of the Offer, the Company will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Company and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

    SPECIAL PROCEDURES FOR HOLDERS OF EXERCISABLE OPTIONS. Holders of exercisable options to purchase Shares granted under the Company's stock option plans may tender Option Shares in connection with the conditional exercise of exercisable options having exercise prices below $24.00 per Share as part of the Offer. Such option holders will instruct the Company, as their agent, to tender part or all of the Option Shares resulting from the conditional exercise.

    This exercise of options will be "conditional" because the option holder is deemed to exercise the option only if, and to the extent that, the Company actually purchases the Option Shares in the Offer. If, after taking into account proration, the Company purchases less than all of a holder's Option Shares, the options will be exercised, and the Option Shares purchased, in the order designated by the holder in the Option Election Form, and the remaining options will not be considered to have been exercised and will remain outstanding.

    As an accommodation to option holders planning to tender Option Shares in the offer, the Company will permit a "cashless" exercise of the options for Option Shares purchased in the Offer. In this event, the option holder will not be required to pay cash for the exercise price and the consideration received by the holder whose Option Shares are purchased in the Offer will be the difference between $24.00 and the exercise price per Option Share relating to the Option Shares so purchased (less the applicable tax withholding amount). Option holders will receive the same consideration they would have received if the options had been exercised for cash, applicable taxes had been paid in cash, and the related Shares had been sold for the Offer Price. Option holders who have not exercised their options for cash and received Shares may not use the Letter of Transmittal to direct the tender of the Option Shares. Instead, such holders must follow the procedures for tender described in the Option Election Form and Related Instructions included with this Offer to Purchase.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "Section 3. Procedures for Tendering Shares", such Shares will be credited to an account maintained at
DTC), as promptly as practicable following the expiration or termination of the Offer.

    The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its controlled affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR TENDERING SHARES. Except as set forth below, in order for Shares (other than Option Shares) to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received prior to the Expiration Date by the Depositary as provided below; and

        (iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    TENDERS BY HOLDERS OF EXERCISABLE OPTIONS. Holders of exercisable options granted under the Company's stock option plans with an exercise price of less than $24.00 who wish to participate by conditionally exercising options and tendering the underlying Option Shares should not complete the Letter of Transmittal. They should instead complete the Option Election Form provided to them with this Offer to Purchase. In addition, holders of exercisable options who wish to participate in the Offer by conditionally tendering their exercisable options must follow the instructions and procedures set forth in the documents described below. These documents are also part of the terms of the Offer.

    Holders of exercisable options should read this Offer to Purchase, the related Letter of Transmittal, the Memorandum to Holders of Stock Options and Option Election Form and Related Instructions, as they contain the terms of the Offer. Holders of options should also see "Section 5. Certain United States Federal Income Tax Consequences--Tax Considerations for Holders of Options" for information about tax considerations.

    Holders of exercisable options who wish to tender Option Shares in the Offer should review the information and must follow the instructions contained in the Memorandum to Holders of Stock Options and Option Election Form and Related Instructions. In addition, holders of exercisable options who also hold Shares directly may participate in the Offer by following the instructions in this Offer to Purchase and Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and the Company's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Company. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Company as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Company (and with respect to any and all other shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Company reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Company's payment for such Shares, the Company must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by the Company of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. NON-UNITED STATES HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTIONS 10 AND 11 OF THE LETTER OF TRANSMITTAL. THESE FORMS MAY BE OBTAINED FROM THE DEPOSITARY.

    4. WITHDRAWAL RIGHTS. Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Offer, or on August 21, 2000. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Tendering Shares", any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares or must otherwise comply with DTC's procedures.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in "Section 3. Procedures for Tendering Shares", at any time prior to the Expiration Date.

    Option Shares tendered may only be withdrawn as set forth in the Memorandum to Holders of Stock Options.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of the material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to a particular stockholder in light of the stockholder's particular circumstances. Some stockholders, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Shares as a position in a "straddle" or as part of a "hedge", "conversion transaction" or other integrated investment, persons who received Shares as compensation or persons whose functional currency is other than the United States dollar, may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder's decision to tender Shares pursuant to the Offer. This summary assumes Shares are held as capital assets within the meaning of Section 1221 of the Code.

    EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    TAX CONSEQUENCES OF OFFER--DISTRIBUTION VS. SALE TREATMENT. The Company's purchase of Shares from a stockholder pursuant to the Offer will be treated by the stockholder either as a sale of the Shares or as a distribution by the Company. The purchase will be treated as a sale if the stockholder meets any of the three tests discussed below. It will be treated as a distribution if the stockholder satisfies none of the three tests discussed below.

    If the purchase of Shares from a particular stockholder is treated as a sale, the stockholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the Shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares were held more than one year. A stockholder must calculate gain or loss separately for each block of Shares that he or she owns. A stockholder may be able to designate which blocks and the order of such blocks of Shares to be tendered pursuant to the Offer.

    If the purchase of Shares from a particular stockholder is treated as a distribution by the Company, the full amount of cash received by the particular stockholder for the Shares (without being offset by its tax basis in the purchased Shares) will be treated as a dividend and taxed to the stockholder as ordinary income to the extent that the Company's current and accumulated earnings and profits would be allocable to the distribution. In addition, the tax basis of the stockholder's sold Shares will be added to the tax basis of the remaining Shares. The Company believes that it has sufficient current and accumulated earnings and profits so that all purchases treated as distributions will be treated as dividends and therefore taxed as ordinary income. To the extent, if any, payments made by the Company exceed its earnings and profits, a tendering shareholder will receive its share of such excess tax-free to the extent of its basis in its Shares and then as capital gain.

    DETERMINATION OF SALE OR DISTRIBUTION TREATMENT. The Company's purchase of Shares pursuant to the Offer will be treated as a sale of the Shares by a stockholder if:

        (a) the purchase completely terminates the stockholder's equity interest in the Company;

        (b) the receipt of cash by the stockholder is "not essentially equivalent to a dividend"; or

        (c) as a result of the purchase there is a "substantially disproportionate" reduction in the stockholder's equity interest in the Company.

    If none of these tests are met with respect to a particular stockholder, then the Company's purchase of Shares pursuant to the Offer will be treated as a distribution.

    In applying the foregoing tests, the constructive ownership rules of
Section 318 of the Code apply. Thus, a stockholder is treated as owning not only Shares actually owned by the stockholder but also Shares actually (and in some cases constructively) owned by others. Pursuant to the constructive ownership rules, a stockholder will be considered to own Shares owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as Shares which the stockholder has an option to purchase.

    It may be possible for a tendering stockholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the Shares that such stockholder actually or constructively owns that are not purchased pursuant to the Offer. Correspondingly, a tendering stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Shares by such stockholder or a related party whose Shares would be attributed to such stockholder. Stockholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

    COMPLETE TERMINATION. A sale of Shares pursuant to the Offer will be deemed to result in a "complete termination" of the stockholder's interest in the Company if, immediately after the sale, either:

        (a) the stockholder owns, actually and constructively, no Shares; or

        (b) the stockholder actually owns no Shares and constructively owns only Shares as to which the stockholder is eligible to waive, and does effectively waive, constructive ownership under the procedures described in
    Section 302(c)(2) of the Code. If a stockholder desires to file such a waiver, the stockholder should consult his or her own tax advisor.

    NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. A sale of Shares pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the selling stockholder's proportionate interest in the Company. Whether a stockholder meets this test will depend on relevant facts and circumstances. The Internal Revenue Service (the "IRS") has held in a published ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned .0001118% of the publicly held corporation's stock before a redemption, owned .0001081% of the corporation's stock after the redemption and did not exercise any control over corporate affairs. In that ruling, the IRS applied the meaningful reduction standard to the following three important rights attributable to stock ownership:

        (a) the right to vote;

        (b) the right to participate in current earnings and accumulated surplus; and

        (c) the right to share in net assets on liquidation.

    In measuring the change, if any, in a stockholder's proportionate interest in the Company, the meaningful reduction test is applied by taking into account all Shares that the Company purchases pursuant to the Offer, including Shares purchased from other stockholders.

    If, taking into account the constructive ownership rules of Section 318 of the Code, a stockholder owns Shares that constitute only a minimal interest in the Company and does not exercise any control over the affairs of the Company, any reduction in the stockholder's percentage interest in all of the three rights described in the preceding sentence should be a "meaningful reduction." Such selling stockholder should, under these circumstances, be entitled to treat his or her sale of Shares pursuant to the Offer as a sale for U.S. federal income tax purposes.

    SUBSTANTIALLY DISPROPORTIONATE. Under Section 302(b)(2) of the Code a sale of Shares pursuant to the Offer, in general, will be "substantially disproportionate" as to a stockholder if immediately after the sale the percentage of the outstanding Shares that the stockholder then actually and constructively owns (treating as not outstanding all Shares purchased by the Company pursuant to the Offer from the particular stockholder and all other stockholders) is less than 80% of the percentage of the outstanding Shares that the stockholder actually and constructively owned immediately before its sale of Shares (treating as outstanding all Shares purchased by the Company pursuant to the Offer from the particular stockholder and all other stockholders).

    THE COMPANY CANNOT PREDICT WHETHER THERE WILL BE SALE OR DISTRIBUTION TREATMENT. The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Consequently, the Company can give no assurance that a sufficient number of any stockholder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

    CONSEQUENCES TO STOCKHOLDERS WHO DO NOT SELL SHARES PURSUANT TO THE
OFFER. Stockholders who do not sell Shares pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

    TAX CONSIDERATIONS FOR HOLDERS OF OPTION SHARES. A holder of an exercisable non-qualified stock option who receives cash in the Offer in exchange for Option Shares will be treated as receiving compensation income per Option Share sold equal to the excess of $24 over the exercise price per Option Share of the relevant option. Such income will be taxed to the option holder at ordinary income rates and will be subject to withholding for income and employment taxes.

    TAXATION OF NON-U.S. HOLDERS. As a general matter, non-U.S. stockholders and option holders will not be subject to U.S. taxation. The rules governing U.S. federal income taxation of the receipt by non-U.S. stockholders and option holders of cash pursuant to the Offer, however, are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, non-U.S. stockholders and option holders should consult their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to the receipt of cash pursuant to the Offer.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Payments in connection with the Offer may be subject to "backup withholding" at a 31% rate. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to a payment of cash pursuant to the Offer unless the stockholder (a) is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact or (b) provides a TIN, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide the Depositary with a correct TIN may also be subject to penalties imposed by the IRS.

    To prevent backup withholding and possible penalties, each stockholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal. In order to qualify for an exemption from backup withholding, a non-U.S. stockholder must submit a properly executed IRS Form W-8 to the Depositary. Any amount paid as backup withholding will be creditable against the stockholder's U.S. federal income tax liability.

    ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

    6. PRICE RANGE OF SHARES. The Shares are listed and principally traded on the NYSE under the symbol "SIH". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by published financial sources and the quarterly dividends paid per
Share:

NYSE:                                                              HIGH             LOW
-----                                                         --------------   --------------
1998:
  First Quarter.............................................  $        47.38   $        35.06
  Second Quarter............................................           50.38            42.00
  Third Quarter.............................................           46.75            34.63
  Fourth Quarter............................................           45.44            31.00

1999:
  First Quarter.............................................  $        43.88   $        32.88
  Second Quarter............................................           47.19            33.00
  Third Quarter.............................................           44.63            20.19
  Fourth Quarter............................................           24.13            17.31

2000:
  First Quarter.............................................  $        22.50   $        15.88
  Second Quarter (through June 23)..........................           21.00            17.00

    On June 14, 2000, the last full trading day prior to the original submission of the proposal in respect to the Offer by the Company to the Board of Directors, the last sale price per Share as reported on the NYSE was $19 1/8. On June 15, 2000, the last full trading day prior to the initial public announcement with respect to the proposed Offer, the last sale price per Share as reported on the NYSE was $19 5/8. On June 23, 2000, the last full trading day prior to the commencement of the Offer, the last sale price per Share as reported on the NYSE was $19 3/8.

    No dividends were paid by the Company during the periods referenced above.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The Company is an international business corporation organized and existing under the laws of The Bahamas, which develops and manages premier resort and casino properties. The Company, through its subsidiaries, currently operates resort hotels and casinos in The Bahamas, Atlantic City, Dubai and the Indian Ocean. In addition, the Company earns income based on the gross revenues of a casino in Connecticut. The Company's largest property is the Atlantis Resort and Casino, a 2,317-room resort and casino located on Paradise Island, The Bahamas. In December 1998, the Company completed a major expansion at the Atlantis Resort and Casino. This expansion included a deluxe 1,200-room hotel, a new 100,000 square-foot casino entertainment complex, a new marina as well as a dramatic expansion to the ocean-themed adventure environment of Atlantis. A new convention facility was completed during the second quarter of 1999.

    In December 1996, the Company acquired Griffin Gaming &
Entertainment, Inc., which was subsequently re-named Sun International North America, Inc. ("SINA"), a holding company which, through its indirect wholly owned subsidiary is engaged in the ownership and operation of the Resorts Atlantic City Casino Hotel, a casino hotel situated on approximately seven acres of land on the Boardwalk, with approximately 660 guest rooms, a 68,000 square foot casino and an 5,000 square foot simulcast pari-mutual betting and slot machine area. SINA also provides management services to certain affiliated companies and owns a tour operator which wholesales tour packages and provides reservation services. SINA owns approximately 15 acres of land immediately adjacent to the Resorts Atlantic City Casino Hotel, most of which is vacant land.

    In 1996, Trading Cove Associates, a partnership in which the Company, through its indirect, wholly owned subsidiary, Sun Cove Limited, owns a 50% interest, developed the Mohegan Sun Casino in Uncasville, Connecticut for the Mohegan Tribe of Indians of Connecticut. The Mohegan Sun Casino has a unique Native American theme and includes approximately 150,000 square feet of gaming space and features over 3,000 slot machines, 152 table games, 42 poker tables and parking for 7,200 cars. From its opening in October, 1996 until December 31, 1999, Trading Cove Associates managed the Mohegan Sun Casino on behalf of the Mohegan Tribe and was paid management fees of between 30% and 40% of the "net profits" of the Mohegan Sun Casino. In February 1998, the Mohegan Tribe appointed Trading Cove Associates to develop the approximately
$800 million expansion of the Mohegan Sun Casino. This expansion is to include an additional 120,000 square feet casino, a 1,200 room hotel, an arena and additional retail space. In addition, effective January 1, 2000, management of the Mohegan Sun Resort complex (which is comprised of the Mohegan Sun Casino and the proposed expansion) was handed over to the Mohegan Tribe. In exchange for relinquishing its rights under certain agreements, beginning January 1, 2000, Trading Cove Associates will receive annual payments of 5% of the gross revenues of the Mohegan Sun Resort complex for a fifteen year period.

    The Company's principal executive offices are located at Sun International Hotels Limited, Coral Towers, Paradise Island, The Bahamas, and its telephone number at that address is (242) 363-6000.

    BENEFICIAL OWNERSHIP. The following table set forth certain information as of June 23, 2000 regarding the beneficial ownership of shares by SIIL, Solomon Kerzner and the other executive officers and directors of the Company and their business addresses and telephone numbers.

                                                                              NUMBER OF SHARES
NAME                                 BUSINESS ADDRESS AND TELEPHONE NUMBER   BENEFICIALLY OWNED   PERCENT
----                                 -------------------------------------   ------------------   --------
SIIL...............................  c/o Trident Trust Company Limited           13,487,383(a)       41%
                                     P.O. Box 146
                                     Road Town, Tortola
                                     British Virgin Islands
                                     +441 491 411 222

Solomon Kerzner....................  Executive Offices                              831,126         2.5%
                                     Coral Towers
                                     Paradise Island
                                     The Bahamas
                                     (809) 363-3000

Executive Officers and Directors of
  the Company as a group (excluding
  Solomon Kerzner).................  n/a                                            858,320         2.6%

------------------------

(a) On January 19, 2000, SIIL, Rosegrove Limited, a company owned 50% by Caledonia Investments plc and 50% by Kersaf Investments Limited, Royale Resorts Holdings Limited and Sun International Inc., each a subsidiary of Kersaf Investments Limited, and Kerry International Investments Limited, a subsidiary of World Leisure Group Limited, a company owned by a trust controlled by Solomon Kerzner, filed a Schedule 13D with the SEC. The
    Schedule 13D stated that due to certain steps taken by such persons, they may have been deemed to have formed a "group" for the purposes of Rule 13d-5 under the Exchange Act in connection with the SIIL Proposal, in which case, such group would have been deemed to have acquired the Shares owned in the aggregate by such persons. These Shares included 13,487,383 Shares held by Sun International Investments Limited, 2,625,000 shares held by Rosegrove Limited, 510,000 shares held by Royale Resorts Holdings Limited, 1,100,000 shares held by Sun International Inc. and 150,000 shares held by Kerry International Investments Limited. SIIL is owned 1/3 by World Leisure Group Limited and 2/3 by Rosegrove Limited.

    EXECUTIVE OFFICERS AND DIRECTORS. Set forth in Annex 1 to this Offer to Purchase, are the names and business addresses and certain beneficial ownership information of the executive officers and directors of the Company and SIIL. Such Annex 1 is incorporated herein by reference.

    FINANCIAL INFORMATION. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the Company's audited financial statements for the fiscal year ended December 31, 1999, as filed with the SEC as an exhibit to the Company's Issuer Tender Offer on Schedule TO on June 26, 2000, which is hereby incorporated by reference. More comprehensive financial information is included in the Issuer Tender Offer on Schedule TO and the other documents filed by the Company with the SEC including the Company's audited financial statements for the fiscal year ended
December 31, 1998, included in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1998 and the Company's unaudited condensed consolidated statements of operations for the three months ended March 31, 2000 as filed with the SEC as an exhibit to the Company's Issuer Tender Offer on Schedule TO on June 26, 2000, which financial statements, are hereby incorporated by reference. The financial information that follows is qualified in its entirety by reference to such reports and other documents and all financial statements and related notes contained therein and such reports and other documents may be examined at, and copies may be obtained from, the offices of the SEC.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                   1999             1998
                                                                   (A)              (B)
                                                              --------------   --------------
                                                                  (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Gross revenues..............................................    $  789,207       $  591,670
Net revenues................................................       738,967          550,878
Income from operations......................................       114,432           52,206
Net income..................................................        69,822           57,746
Diluted earnings per share..................................          2.05             1.70

BALANCE SHEET DATA:
Total assets................................................    $1,671,471       $1,625,733
Long-term debt, net of current maturities...................       578,033          565,752
Redeemable common stock.....................................            --               --
Shareholders' equity........................................       899,831          850,621

------------------------

(a) The results of operations for the year ended 1999 include pre-opening costs of $5.4 million related to a renovation completed at Resorts Atlantic City in 1999.

(b) The results of operations for the year ended 1998 include only two weeks of operations of the Royal Towers on Paradise Island after its grand opening in mid-December. Income from operations and net income for the year ended 1998 reflect $26 million in pre-opening costs.

                RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                                                              PROFORMA(A)       HISTORICAL
                                                              -----------   -------------------
                                                                 1999         1999       1998
                                                              -----------   --------   --------
Earnings available for fixed charges:
  Income before income taxes and extraordinary item.........    $ 70,446    $ 79,146   $ 65,755
  Interest and amortization of debt discount and expense....      59,399      50,699      4,516
  Portion (one third) of rental charges.....................       2,076       2,076      1,391
  Less: equity earnings net of dividends received...........          23          23       (670)
                                                                --------    --------   --------
  Earnings available for fixed charges......................     131,944     131,944     70,992
                                                                ========    ========   ========
Fixed charges:
  Interest and amortization of debt discount and expense....      59,399      50,699      4,516
  Capitalized interest......................................       4,865       4,865     35,304
  Portion (one third) of rental charges.....................       2,076       2,076      1,391
                                                                --------    --------   --------
  Total fixed charges.......................................    $ 66,340    $ 57,640   $ 41,211
                                                                ========    ========   ========
Ratio of earnings to fixed charges..........................        1.99        2.29       1.72
                                                                ========    ========   ========

------------------------

(a) Income before income taxes and extraordinary item and interest and amortization of debt discount and expense have been adjusted to reflect on a proforma basis the financing of the Offer.

    RECENT DEVELOPMENTS. The Company recently announced that it expects its second quarter earnings per share (excluding land sales and certain non-recurring items) to be in the range of $0.53 and $0.58. The second quarter's results were adversely affected by disappointing trends at the Company's Atlantic City property and a lower than expected hold percentage at the Atlantis Casino.

    The Company's current expansion to the Ocean Club is scheduled to be completed in October, 2000 at a cost of approximately $50 million. This expansion consists of an additional 50 deluxe rooms, including 10 luxurious suites, two new restaurants, one of which will be associated with the renowned restaurateur, Jean Georges, and significant enhancements to the existing pool and garden areas. On the east end of Paradise Island, the Company is in the process of completing the redevelopment of the golf course under the direction of Tom Weiskopf and the infrastructure to support the Ocean Club Estates housing development surrounding the golf course at a cost of approximately $50 million. The championship golf course is scheduled to open in December, 2000. Sales of the home sites at the Ocean Club Estates have exceeded expectations; approximately 100 of the available 121 sites have been sold, and the Company expects to realize approximately $100 million in net proceeds by June 30, 2000. In addition, during the second quarter of 2000, construction began on the first phase of the Atlantis timeshare resort, an 82-unit timeshare property being developed by a joint venture between the Company and Starwood Hotel and Resorts. Timeshare sales began in May.

    During the second half of this year, the Company expects to implement an extensive maintenance capital expenditure program of approximately $15 million at the Atlantis Beach Towers. This program is scheduled to begin in August and be completed in December, and will include the renovation of the 425 rooms at the Beach Towers and improvements to certain public spaces. The disruption caused by this program is expected to reduce revenues for the second half of the year by approximately two to three million dollars.

    During the past year, the Company has devoted its development resources to repairs necessitated by last year's Hurricane Floyd and the development of the Ocean Club, golf course and timeshare projects, as well as the $800 million Mohegan Sun project. Considering its available development resources and alternative uses of capital, the Company has postponed its planned 700-room Phase III hotel project at Atlantis and as a result an annual tax credit of approximately $3.0 million pursuant to the Company's agreement with the Bahamian government has been suspended. Under its agreement with the Bahamian government, this tax credit is to be reinstated in the event the Company begins construction of the Phase III project. Although the Company currently has no plans to proceed with the Phase III development, it will continue to consider the results at its Paradise Island operations as well as general business trends and alternative uses of its capital in determining the timing of proceeding with Phase III.

    On May 19, 1999, the Company announced that it had entered into an Asset and Land Purchase Agreement (the "DI Agreement") with Starwood Hotels and Resorts Worldwide Inc. ("Starwood") pursuant to which the Company had agreed to acquire the Desert Inn Hotel and Casino in Las Vegas (the "Desert Inn") for approximately $275 million. On March 2, 2000, the Company and Starwood announced that they agreed to terminate the DI Agreement and that if the property is sold for less than the purchase price originally agreed by the Company, then the Company will pay to Starwood 50% of such deficit, up to a maximum of $15 million. In the event that Starwood sells the property for in excess of the purchase price originally agreed by the Company, then the Company will share 50% of such excess. Should the Company be required to pay any potential deficit to Starwood, it would be paid from the $15 million previously paid to Starwood as a deposit and any remaining portion of the deposit would be returned to the Company. On April 28, 2000, it was announced by Starwood that it had agreed to sell the Desert Inn for approximately $270 million and that the transaction was scheduled to close by June 30, 2000.

    THE SHARES ARE REGISTERED UNDER THE EXCHANGE ACT. The Company is subject to the informational filing requirements of the Exchange Act applicable to foreign private issuers and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Certain of the Company's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the SEC's customary fees. Certain reports and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    8. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Company to consummate the Offer and to pay related fees and expenses is estimated to be approximately $125,000,000. The Company will obtain such funds from its existing bank facilities and internally generated funds. The Offer is not conditioned on any financing arrangements.

    In connection with the Offer, the Company has entered into an amendment of its existing credit facility (the "Revolving Credit Facility") with a syndicate of bank with the Bank of Nova Scotia acting as administrative agent to allow for repurchases of Shares with a value of approximately $175 million. In addition, the total amount of the Revolving Credit Facility was decreased from $625 million to $500 million. Loans under the Revolving Credit Facility bear interest at (i) the higher of (a) The Bank of Nova Scotia's base rate or
(b) the Federal Funds rate, in either case plus an additional 0.750% to 1.625% based on a ratio of debt to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") during the period, as defined (the "Debt Ratio") or (ii) The Bank of Nova Scotia's reserve-adjusted LIBOR rate plus 1.50% to 2.25% based on the Debt Ratio. Loans under the Revolving Credit Facility may be prepaid and reborrowed at any time and are due in full on August 12, 2002. Commitment fees are calculated at per annum rates ranging from 0.375% to 0.500%, based on the Debt Ratio, applied to the undrawn amount of the Revolving Credit Facility and are due, along with accrued interest, quarterly. Borrowings under the Revolving Credit Facility are secured by substantially all the assets of the Company and its subsidiaries.

    The Revolving Credit Facility contains restrictive covenants that include:
(a) restrictions on the payment of dividends, (b) minimum levels of EBITDA and
(c) a minimum relationship between EBITDA and interest expense and debt.

    9. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE
OFFER

    BACKGROUND OF THE OFFER. On January 19, 2000, SIIL, delivered the following letter to the Company setting forth the SIIL Proposal:

                     SUN INTERNATIONAL INVESTMENTS LIMITED
                             BRITISH VIRGIN ISLANDS

                                                            January 19, 2000

    Board of Directors
    Sun International Hotels Limited
    Coral Towers
    Paradise Island, The Bahamas

    Gentlemen:

    On behalf of Sun International Investments Limited, we are pleased to propose that Sun International Investments Limited acquire in a merger all of the outstanding ordinary shares of Sun International Hotels Limited not owned by Sun International Investments Limited or its stockholders for $24 per share in cash.

    Our proposal is subject to the approval of a Special Committee of independent, unaffiliated directors of Sun International Hotels Limited, to the successful completion of financing on terms satisfactory to us, to the prompt negotiation and execution of a definitive acquisition agreement containing terms and conditions customary for a transaction of this nature and to approval of the N.J. Casino Control Commission. Sun International Investments Limited has retained The Bank of Nova Scotia, Bear, Stearns & Co. Inc. and Deutsche Bank AG to arrange financing for this transaction.

    Subject to approval of the Special Committee, we and our stockholders will vote in favor of the transaction, providing all the votes necessary for stockholder approval. Sun International Investments Limited and its shareholders will not sell any of their Sun International Hotels Limited ordinary shares in connection with this transaction and do not wish to consider or participate in any possible alternative sale of Sun International Hotels Limited ordinary shares.

    Sun International Investments Limited is prepared to proceed expeditiously with this transaction. Accordingly, we look forward to meeting with the representatives of your Special Committee and its advisors as soon as convenient after such committee has been formed and selected its advisors.

                                             Very truly yours,
                                             BOARD OF DIRECTORS

    In response to this letter, the Company issued a press release on the same day disclosing the SIIL Proposal. On January 11, 2000, the Board of Directors appointed the Special Committee comprised of Howard Marks and Eric B. Siegel to consider and make recommendations to the Board of Directors concerning the SIIL Proposal. Neither of the Special Committee members is affiliated with, or was originally nominated as directors by SIIL. The Special Committee selected and engaged Merrill Lynch & Co., Inc. as its financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison as its legal counsel.

    After the Special Committee and its advisors completed a review of the Company and the SIIL Proposal, the Special Committee informed SIIL that it would not endorse the proposed transaction at the $24 price. The Special Committee indicated that a price increase would be necessary to obtain Special Committee approval. Although SIIL advised the Special Committee that the levels mentioned by the Special Committee were not acceptable, discussions began between SIIL and the Special Committee and their respective advisors to determine if the gap in valuation of the Company could be bridged. However, following these discussions, SIIL concluded, that, as the price required by the Special Committee was unacceptable to SIIL, there was not any realistic possibility that a mutually acceptable transaction could be negotiated. Accordingly, on June 15, 2000, SIIL delivered the following letter to the Company.

                     SUN INTERNATIONAL INVESTMENTS LIMITED
                             BRITISH VIRGIN ISLANDS

                                                               June 15, 2000

    Board of Directors
    Sun International Hotels Limited
    Coral Towers
    Paradise Island, The Bahamas

    Gentlemen:

    As you know, in a letter dated January 19, 2000, Sun International Investments Limited proposed to acquire all of the outstanding ordinary shares of Sun International Hotels Limited not owned by Sun International Investments Limited or its stockholders for $24 per share in cash. Sun International Investments Limited's proposal was subject to a number of conditions, including the approval of a Special Committee of independent, unaffiliated directors of Sun International Hotels Limited.

    As you are also aware, Sun International Investments Limited has engaged in discussions with the Special Committee since the announcement of its proposal and the formation of the Special Committee shortly thereafter. Despite the efforts by both parties, however, Sun International Investments Limited and the Special Committee have not been able to agree on the appropriate price to be paid for the ordinary shares in the transaction. We have come to the conclusion that further discussions will not lead to a mutually satisfactory determination of such price.

    In light of our inability to reach a mutually satisfactory agreement with the Special Committee, we hereby withdraw Sun International Investments Limited's proposal to acquire all of the outstanding ordinary shares of Sun International Hotels Limited not owned by Sun International Investments Limited or its stockholders for $24 per share in cash.

                                             Very truly yours,
                                             BOARD OF DIRECTORS

    During the last stages of the discussions with the Special Committee the directors of the Company affiliated with SIIL had informally suggested to the Special Committee that if negotiations regarding the SIIL Proposal did not conclude successfully, the Company might consider a self-tender. After receipt of the June 15 letter, the entire Board of Directors met to consider the Offer so that if the Offer were approved it could be announced at the same time the withdrawal of the SIIL Proposal was disclosed. The Board of Directors reviewed material prepared by management and Bear, Stearns & Co. Inc. and after discussion authorized the Company to make the Offer in accordance with the terms of this Offer to Purchase and determined that neither the Board of Directors nor the Company would make a recommendation to the stockholders with respect to the Offer.

    PURPOSE OF THE OFFER. The Company has no current plans to retire the Shares, but instead plans to retain the Shares in its treasury stock account as authorized but unissued Shares. Although the Board of Directors has no current plans for the future re-issuance of the Shares, they could be used without further stockholder action for purposes including, but not limited to, acquisition opportunities, raising capital for use in the Company's business, or other general corporate purposes.

    The Company is making the Offer because the management of the Company believes that the Company's financial position, outlook and current market conditions along with the lack of more attractive alternative uses of the Company's capital make this an appropriate time for the Company to repurchase a portion of the outstanding Shares. The Offer gives the Company's stockholders an opportunity to sell their Shares at the Offer Price which is greater than the prevailing market price of the Shares and without the usual costs associated with a market sale.

    CERTAIN EFFECTS OF THE OFFER. The Company has previously purchased Shares from time to time on the open market. As with previous purchases, the effect of this Offer is to increase the Company's return on equity by reducing the amount of equity outstanding. Following the purchase of these Shares, management believes that the Company's remaining sources of funds will be fully adequate to meet its needs in the foreseeable future.

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of the Company's stockholders. It is not possible to predict the number of remaining stockholders of record, assuming the maximum number of Shares are tendered without being subject to proration, as that depends on the number of shares tendered by each tendering stockholder. It is a condition of the Company's obligation to purchase Shares pursuant to the Offer, that there shall not be a reasonable likelihood that such purchase will cause either the Shares
(i) to be held of record by less than 400 persons; or (ii) not to continue to be eligible to be listed on the NYSE.

    Based on the published guidelines of the NYSE, the Company believes that its purchase of Shares pursuant to the Offer will not cause remaining Shares to cease to be listed on the NYSE under the symbol "SIH".

    The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the SEC. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares ceasing to be subject to the periodic reporting requirements of the Exchange Act.

    Stockholders who do not tender their Shares or who decide to retain a portion of their Shares pursuant to this Offer will retain an equity interest in the Company and will continue to be owners of the Company with all the risks and rewards associated with owning equity securities of the Company. Those risks and rewards may be increased by the added leverage resulting from the Offer. Those who do not accept the Offer will realize a proportionate increase in their relative equity interest in the Company and its assets and future results from operations. SIIL, the SIIL Stockholders and Solomon Kerzner do not plan on accepting the Offer.

    If fewer than 5,000,000 Shares are purchased pursuant to this Offer, the Company may or may not purchase the remainder of such Shares on the open market, in privately negotiated transactions, or otherwise. In the future, the Company, SIIL and/or the SIIL Stockholders may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more issuer tender offers, or otherwise. Any such future purchases may be on the same terms, or on terms more or less favorable to stockholders than the terms of this Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Shares by the Company would depend on many factors, including the market price of Shares, the Company's business and financial position, and general economic and market conditions.

    10. FEES AND EXPENSES.

    Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Bear, Stearns & Co. Inc. and Deutsche Bank Securities Inc. are acting as Dealer Managers in connection with the Offer and have provided certain financial advisory services to the Company in connection with the Offer. The Dealer Managers will receive reasonable and customary compensation for their services, and the Company has agreed to reimburse the Dealer Managers for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify the Dealer Managers against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws.

    The Company has retained D. F. King & Co., Inc. as the Information Agent, and The Bank of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request Custodians to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, D. F. King & Co., Inc. will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Company will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Custodians will be reimbursed by the Company for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    11. CERTAIN CONDITIONS TO THE OFFER.

    Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend, amend or terminate the Offer as set forth in Section 12, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if, at any time on or after June 23, 2000 and before acceptance for payment of or payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's sole and reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by the Company, makes it inadvisable to proceed with the Offer or the acceptance for payment:

        (a) there shall be threatened or pending any suit, action or proceeding by any court, agency, authority or other tribunal of action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign (the "Governmental Entity") (i) challenging the acquisition by the Company of any Shares, seeking to restrain or prohibit the making or consummation by the Company, of the Offer or otherwise relating to the Offer, or (ii) which otherwise is reasonably likely to have a material adverse effect on the Company;

        (b) any statute, rule, regulation, legislation, judgment, order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) the Company or any of its subsidiaries or otherwise relates in any manner to the Offer or (ii) the Offer, in each of the cases of clauses (i) and (ii), by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or The Nasdaq Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) any suspension of, or material limitation on, the markets for United States currency exchange rates, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or The Bahamas, (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that would reasonably be expected to materially adversely affect, the extension of credit by United States or Bahamian banks or other United States or Bahamian lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or The Bahamas that would reasonably be expected to have a material adverse effect on bank syndication or the financial markets in the United States or in The Bahamas, (vi) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 15% measured from the close of business on June 23, 2000, or (vii) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

        (d) any tender or exchange offer with respect to the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or entity;

        (e) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole and reasonable judgment of the Company, is or may be materially adverse to the Company or affects the anticipated benefits to the Company of acquiring Shares pursuant to the Offer;

        (f) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC prior to June 23, 2000), (ii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares; or
    (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or

        (g) there shall be a reasonable likelihood that the purchase of Shares pursuant to the Offer will cause either (i) the Shares to be held of record by less than 400 persons; or (ii) the Shares not continuing to be eligible to be listed on the NYSE;

which, in the sole and reasonable judgment of the Company, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company or may be waived by the Company in whole or in part at any time and from time to time in its sole and reasonable judgment. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    12. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

    The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in
Section 4. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 11 hereof, by making a public announcement of such termination and (ii) at any time, or from time to time, regardless of the existence of any of the conditions specified in
Section 11, to amend the Offer in any respect. Amendments to the Offer may be affected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones news service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such material change is first published, sent or given. If (a) the Company (i) increases or decreases the price to be paid for Shares or the Dealer Manager's solicitation fee, (ii) increases the number of Shares being sought and any such increase exceeds 2% of the outstanding Shares, or
(iii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified above, the Offer will be extended until the expiration of such ten business day period.

    13. CERTAIN LEGAL MATTERS.

    GENERAL. To the best knowledge of the Company there is no license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Company's acquisition of Shares pursuant to the Offer, or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought. While the Company does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Company may decline to accept for payment or pay for any Shares tendered.

    LITIGATION. Beginning on or about January 20, 2000, eight class actions were filed in courts of the states of New York, New Jersey and Florida, by certain stockholders of the Company. These actions, purportedly brought as class actions on behalf of all public stockholders, name SIIL, the Company and directors of the Company (including Chairman and CEO Solomon Kerzner) as defendants, alleging generally that they breached their fiduciary duties to shareholders in connection with the SIIL Proposal. Answers were filed to each of the complaints on or about March 27, 2000.

    On May 11, 2000, the four New York actions were consolidated. Plaintiffs served a consolidated complaint on May 18, 2000, and subsequently entered into stipulations to dismiss the remaining four actions in New Jersey and Florida without prejudice. Following the announcement of the Offer, the Company's counsel and plaintiff's counsel agreed to suspend discovery in the consolidated action.

    14. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

    As of June 15, 2000, the Company had issued and outstanding 32,682,350 Shares. The 5,000,000 Shares that the Company is offering to purchase represent approximately 15% of the outstanding Shares. As of June 15, 2000, the Company's directors and officers as a group (excluding Solomon Kerzner) beneficially owned an aggregate of 858,320 Shares representing approximately 2.6% of the outstanding Shares.

    Directors and officers of the Company may participate in the Offer on the same basis as the Company's other stockholders. Mr. Solomon Kerzner, the Chairman and Chief Executive Officer of the Company and Chairman of the Board of Directors of SIIL, has informed the Company that he does not intend to tender into the Offer any of the Shares or Option Shares he owns. The other officers and directors of the Company have informed the Company that they have yet to determine whether they will tender Shares and/or Option Shares.

    On June 15, 2000, the Board of Directors authorized the acceleration of the vesting of the Company's employee options with exercise prices of less than $24 per Share in order to permit option holders to participate in the Offer. Excluding Option Shares owned by Solomon Kerzner, this acceleration of vesting enables options to acquire approximately 400,000 Option Shares to participate in the Offer. The officers and directors of the Company other than Solomon Kerzner have informed the Company that they have yet to determine whether they will exercise their options in order to allow them to tender the Option Shares in the Offer. See "Section 14. Interest of Directors and Officers; Transactions and Arrangements Concerning Shares".

    Assuming 5,000,000 Shares are purchased by the Company in the Offer, and no executive officer or director tenders pursuant to the Offer, the Company's executive officers' and directors' (excluding Solomon Kerzner's) aggregate percentage ownership of Shares will increase from 2.6% to 3.1% as a result of the Offer.

    Neither the Company, nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, the directors or executive officers of SIIL, nor any affiliates of the foregoing, had any transactions involving the Shares during the 60 business days prior to the date of the Offer.

    Except for outstanding options to purchase Shares granted to certain of the Company's employees (including executive officers), and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or officers or any of the officers or directors of the Company's affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of the Company's securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or other option arrangements, puts or calls, guaranties of loan, guaranties against loss or the giving or withholding of any proxies, consents or authorizations). The Company is currently evaluating its compensation policies and plans and intends to modify its existing plans and/or adopt new plans, including the granting of additional stock options to officers and directors, as the Company deems reasonable and appropriate to retain and attract management.

    15. MISCELLANEOUS.

    The Offer is being made to all holders of Shares. The Company is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Company has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

June 26, 2000                                   SUN INTERNATIONAL HOTELS LIMITED

                                    ANNEX I

SUN INTERNATIONAL INVESTMENTS LIMITED DIRECTORS AND    BUSINESS ADDRESS/
EXECUTIVE OFFICERS                                     BENEFICIAL SHARE OWNERSHIP
-----------------------------------------------------  ------------------------------------
PETER NEVILLE BUCKLEY................................  Cayzer House
  Chairman & Chief Executive,                          1 Thomas More Street
  Caledonia Investments Plc.                           London
                                                       E1W1YB
                                                       6,000(a)

DEREK A. HAWTON......................................  3 Sandown Valley Crescent,
  Chairman-Kersaf Investment, Limited                  Sandown, Sandton
                                                       South Africa
                                                       51,338(a)

HOWARD B. KERZNER....................................  Executive Offices
  President,                                           Coral Towers
  Sun International Hotels Limited                     Paradise Island,
                                                       The Bahamas
                                                       243,469(a)

FWJ KILBOURN.........................................  3 Sandown Valley Cresent,
  Corporate Development Director,                      Sandown, Sandton
  Kersaf Investments Limited                           South Africa
                                                       nil

CHARLES W. CAYZER....................................  Cayzer House
  Executive Director,                                  1 Thomas More Street
  Caledonia Investments Plc.                           London
                                                       E1W1YB
                                                       England
                                                       nil

                                                       BUSINESS ADDRESS/
ROSEGROVE LIMITED DIRECTORS AND EXECUTIVE OFFICERS     BENEFICIAL SHARE OWNERSHIP
-----------------------------------------------------  ------------------------------------
PETER NEVILLE BUCKLEY................................  Cayzer House
  Chairman & Chief Executive                           1 Thomas More Street
  Caledonia Investments Plc.                           London E1W1YB
                                                       6,000(a)
DEREK A. HAWTON......................................  3 Sandown Valley Crescent
  Chairman                                             Sandown, Sandton
  Kersaf Investments Limited                           South Africa
                                                       51,338(a)
FWJ KILBOURN.........................................  3 Sandown Valley Crescent
  Executive Director                                   Sandown, Sandton
  Kersaf Investments Limited                           South Africa
                                                       nil
J-L HERBEZ...........................................  Foriep Renggli
  Lawyer                                               4 Rue Charles
                                                       Bonnet CH 1211
                                                       Geneva, Switzerland
                                                       nil
DC COUTTS-TROTTER....................................  3 Sandown Valley Crescent
  Financial Director                                   Sandown, Sandton
  Kersaf Investments Limited                           South Africa
  (alternate director)                                 nil

                                                       BUSINESS ADDRESS/
                                                       BENEFICIAL SHARE OWNERSHIP
                                                       ------------------------------------
ROYALE RESORTS HOLDINGS DIRECTORS AND EXECUTIVE
OFFICERS
-----------------------------------------------------
DEREK AUBREY HAWTON..................................  3 Sandown Valley Crescent
  Chairman                                             Sandown, Sandton
  Kersaf Investments Limited                           South Africa
                                                       51,338(a)
PETER DOUGLAS ST. JOHN BACON.........................  3 Sandown Valley Crescent
  Managing Director-SISA                               Sandown, Sandton
                                                       South Africa
                                                       nil
GERHARD FRIEDRICH GASTPAR............................  Credit Suisse
  Member of Executive Board                            Weltpoststrasse 5,
  Credit Suisse                                        CH-3015 Berne,
                                                       Switzerland
                                                       nil
FWJ KILBOURN.........................................  3 Sandown Valley Crescent
  Executive Director-Kersaf                            Sandown, Sandton
  Kersaf Investments Limited                           South Africa
                                                       nil
PETER JOHN VENISON...................................  Badgemore House, Gravel Hill Henley-
  Company Director                                     on-Thames
                                                       Oxfordshire RG9 4NR
                                                       United Kingdom
                                                       49,226(a)
DR. E. VON RANTZAU...................................  Palmaille 45
  Company Director                                     Hamburg D-22767
                                                       Germany
                                                       nil

DR. HANS EGGENBERGER.................................  Steinart 175
  Businessman                                          FL-9497 Triesenberg
  (alternate director)                                 Liechtenstein
                                                       nil

                                                       BUSINESS ADDRESS/
                                                       BENEFICIAL SHARE OWNERSHIP
                                                       ------------------------------------
COMPANY DIRECTORS AND EXECUTIVE OFFICERS
-----------------------------------------------------
PETER NEVILLE BUCKLEY................................  Cayzer House
  Director                                             1 Thomas More Street
                                                       London E1W1YB
                                                       6,000(a)

HOWARD MARKS.........................................  Executive Offices
  Director                                             Coral Towers
                                                       Paradise Island
                                                       The Bahamas
                                                       nil

ERIC SIEGEL..........................................  Executive Offices
  Director                                             Coral Towers
                                                       Paradise Island
                                                       The Bahamas
                                                       7,616(a)

DEREK A. HAWTON......................................  3 Sandown Valley Crescent
  Chairman--Kesof Investments Limited                  Sandown, Sandton
                                                       South Africa
                                                       51,338(a)

HOWARD B. KERZNER....................................  Executive Offices
  President                                            Coral Towers
                                                       Paradise Island
                                                       The Bahamas
                                                       243,469(a)

CHARLES D. ADAMO.....................................  Executive Offices
  Executive Vice President-                            Coral Towers
  Corporate Development & General Counsel              Paradise Island
                                                       The Bahamas
                                                       257,359(a)

JOHN R. ALLISON......................................  Executive Offices
  Executive Vice President-Chief                       Coral Towers
  Financial Officer                                    Paradise Island
                                                       The Bahamas
                                                       76,338(a)

JAMES BOOCHER........................................  Executive Offices
  Executive Vice President-                            Coral Towers
  Project Development                                  Paradise Island
                                                       The Bahamas
                                                       44,200(a)

KEVIN DESANCTIS......................................  Executive Offices
  Chief Operating Officer-                             Coral Towers
  Gaming Operations                                    Paradise Island
                                                       The Bahamas
                                                       172,000(a)

                                                       BUSINESS ADDRESS/
                                                       BENEFICIAL SHARE OWNERSHIP
                                                       ------------------------------------
SUN INTERNATIONAL INC. DIRECTORS AND EXECUTIVE
OFFICERS
-----------------------------------------------------

PETER DOUGLAS ST. JOHN BACON.........................  3 Sandown Valley Crescent
  Managing Director-SISA                               Sandown, Sandton
                                                       South Africa
                                                       nil

DAVID JOHN CAPPS.....................................  Capco Trust Jersey Ltd, 2nd Flr.
  Attorney                                             Sir Walter Raleigh House
                                                       48-50 The Esplanade
                                                       St. Helier, Jersey JE48NX
                                                       Channel Islands
                                                       nil

DAVID CHARLES COUTTS-TROTTER.........................  3 Sandown Valley Crescent
  Group Financial Director                             Sandown, Sandton
  Kersaf Investments Limited                           South Africa
                                                       nil

PETER JOHN VENISON...................................  Badgemore House
  Director                                             Gravel Hill
                                                       Henley-on-Thames
                                                       Oxfordshire RG9 4NR
                                                       United Kingdom
                                                       49,226(a)

                                                       BUSINESS ADDRESS/
                                                       BENEFICIAL SHARE OWNERSHIP
                                                       ------------------------------------
KERRY INTERNATIONAL INC. DIRECTORS AND EXECUTIVE
OFFICERS
-----------------------------------------------------

MONTBLANC (DIRECTORS) LIMITED LTD....................  Wickhams Cay
  Corporate Directors                                  Road Town Totola
                                                       British Virgin Islands
                                                       nil

HERMES (SECRETARIES) LIMITED.........................  Wichhams Cay
  Corporate Secretary                                  Road Town Totola
                                                       British Virgin Islands
                                                       nil

------------------------

(a) Less than 1% of total issued and outstanding Shares.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:
                              The Bank of New York

              BY MAIL:                              BY FAX:                    BY HAND OR OVERNIGHT COURIER:
        Tender and Exchange             (for Eligible Institutions only)       Tender and Exchange Department
             Department                          (212) 815-6213                      101 Barclay Street
       Post Office Box 11248                  To Confirm Facsimile                Receive & Deliver Window
       Church Street Station                     Transmissions:                      New York, NY 10286
      New York, NY 10286-1248           (for Eligible Institutions only)
                                                 (212) 815-6156

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. King & Co., Inc.
                                77 Water Street
                                   20th Floor
                               New York, NY 10004
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 714-3312
                     The Dealer Managers for the Offer are:

Bear, Stearns & Co., Inc                                  Deutsche Banc Alex. Brown
245 Park Avenue                                           130 Liberty Street, 25(th) Floor
New York, NY 10167                                        New York, NY 10006
(877) 439-0508                                            (212) 250-8321
(call toll free)                                          (call collect)